Exhibit 21.1

RICH SPARKLE HOLDINGS LIMITED

LIST OF SUBSIDIARIES

Name of Subsidiary	Jurisdiction of incorporation or origination
Lore Heaven Holdings Limited	British Virgin Islands
ANPA Financial Services Group Limited	Hong Kong